Exhibit 99.1

Contacts:
Brian W. Poff	Scott Brittain
Executive Vice President, Chief Financial Officer	Corporate Communications, Inc. (615) 324-7308
Addus HomeCare Corporation	scott.brittain@cci-ir.com
(630) 296-3400
investorrelations@addus.com

ADDUS HOMECARE APPOINTS BRAD BICKHAM TO POST OF

EXECUTIVE VICE PRESIDENT - CHIEF OPERATING OFFICER

Downers Grove, Illinois (January 4, 2017) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of personal care services provided in the home, today announced the hiring of W. Bradley Bickham as Executive Vice President – Chief Operating Officer, effective January 16. 2017.

Dirk Allison, President and Chief Executive Officer of Addus, remarked, “Brad Bickham is a highly experienced healthcare executive having worked in senior management positions in a number of public and private healthcare services growth companies. I have worked closely with Brad at three such companies and have witnessed firsthand both his strategic planning expertise and his ability to enact meaningful improvements across a range of business functions, including operations, finance, development and human resources. His experience as a chief legal officer will also be very additive to our legal, compliance, governance and lobbying functions. I am confident that Brad will enhance our ability to leverage both Addus’ organic growth and acquisition opportunities.”

Most recently, Mr. Bickham served as Senior Vice President and Chief Legal Officer for United Surgical Partners International (USPI) since September 2014. USPI is one of the nation’s largest ambulatory surgery center operators. Previously, he was Senior Vice President and Chief Legal Officer for, among other companies, Correctional Healthcare Companies and CCS Medical. He was also Senior Vice President and General Counsel for Odyssey Healthcare from June 2003 through its acquisition by Gentiva Health Services in August 2010. Before joining Odyssey, Mr. Bickham, who obtained his J.D. degree and B.S. degree in Accounting from Louisiana State University, was an Associate with Vinson & Elkins L.L.P. Mr. Bickham practiced public accounting prior to attending law school.

Mr. Allison added, “We thank Maxine Hochhauser for her contributions to Addus over the last two years as the Company’s Chief Operating Officer, and we wish her well in her future endeavors.”

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future

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ADUS Hires Brad Bickham as EVP – COO

January 4, 2017

developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2016, which is available at www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. (Unaudited tables and notes follow).

About Addus

Addus is a provider of comprehensive personal care services, which are provided in the home. Addus’ services provide assistance with activities of daily living and adult day care. Addus’ consumers are primarily persons who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. At September 30, 2016, Addus provided personal care services to approximately 34,000 consumers through 118 locations across 24 states. For more information, please visit www.addus.com.

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